UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 6, 2009

Glu Mobile Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33368	91-2143667
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2207 Bridgepointe Parkway, Suite 250, San Mateo, California		94404
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 532-2400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 8, 2009, Glu Mobile Inc. ("Glu") announced that Greg Ballard, Glu’s President and Chief Executive Officer, had indicated his intention to transition his role with Glu. In connection with this transition, Glu and Mr. Ballard have entered into a Transitional Employment Agreement (the "Transitional Agreement"). The Transitional Agreement provides that Mr. Ballard will continue his employment with Glu for a period (the "Transitional Period") beginning immediately and continuing until the earlier to occur of (1) the date a new Chief Executive Officer commences employment with Glu or (2) January 1, 2010 (such earlier date, the "Termination Date"). However, Mr. Ballard will remain an at-will employee and his employment with Glu may be terminated by either he or Glu prior to the Termination Date for any reason. During the Transitional Period, Glu will continue to pay Mr. Ballard his salary based on his current annual rate of $281,250, Mr. Ballard will remain eligible to receive bonuses, including pursuant to the Glu 2009 Executive Bonus Plan (the "Bonus Plan"), and he will continue to participate in applicable employee benefit plans. In addition, Mr. Ballard’s options to purchase shares of Glu’s common stock will continue to vest in accordance with their terms during the Transitional Period.

In the event that Mr. Ballard’s employment with Glu is terminated by Glu other than for Cause (as defined in the Change of Control Severance Agreement, dated as of October 10, 2008, by and between Glu and Mr. Ballard (the "Ballard COC Agreement"), which was filed as an exhibit to Glu’s Annual Report on Form 10-K for the year ended December 31, 2008) or by Mr. Ballard for any reason prior to the Termination Date, then upon delivery to Glu of a signed general release of claims by Mr. Ballard (the "Release"), Glu will pay Mr. Ballard $462,500 in nine equal bi-weekly installments, which amount represents 8/12ths of Mr. Ballard’s $375,000 base salary for purposes of the Ballard COC Agreement (his salary prior to a voluntary reduction in December 2008) plus 8/12ths of the maximum bonus Mr. Ballard could be eligible for under the Bonus Plan. For additional information regarding the understanding with respect to Mr. Ballard’s salary, please see Item 5.02 of the Form 8 K filed by Glu with the Securities and Exchange Commission (the "SEC") on December 2, 2008.

In the event that Mr. Ballard’s employment with Glu is terminated by either Glu or Mr. Ballard on or after the Termination Date, then Mr. Ballard will not be entitled to the payments described in the preceding paragraph, but will instead receive, upon delivery to Glu of the Release:

• in the event that the Termination Date is prior to January 1, 2010, continued payment of his current base salary (at an annual rate of $281,250) on each pay date of Glu’s regular pay cycle through December 31, 2009 (including pro rata payment for any partial pay period included therein);
• a lump sum payment of $278,906.25, representing 10.5/12ths of the maximum bonus Mr. Ballard could be eligible for under the Bonus Plan, payable on the later of (A) Glu’s first regular pay cycle following January 1, 2010 and (B) Glu’s next regular pay cycle at least two weeks following the date the Release becomes effective;
• $328,125, representing 10.5/12ths of Mr. Ballard’s $375,000 base salary for purposes of the Ballard COC Agreement, payable on the later of (A) Glu’s first regular pay cycle following January 1, 2010 and (B) Glu’s next regular pay cycle at least two weeks following the date the Release becomes effective;
• reimbursement for up to nine months of COBRA premiums;
• an additional nine months of vesting with respect to his remaining unvested options to purchase Glu common stock;
• an extension of the post-termination exercise period applicable to his vested stock options until September 30, 2010; and
• the right to keep his laptop computer and Blackberry device, subject to a review by Glu’s information technology department for confidential proprietary information.

In the event that Glu is subject to a Change of Control (as defined in the Ballard COC Agreement) during the Transitional Period and Mr. Ballard’s employment with Glu is terminated following such Change of Control, then the terms and conditions of the Ballard COC Agreement will apply (based on a $375,000 base salary), and Mr. Ballard will be entitled to the severance benefits set forth in the Ballard COC Agreement rather than any of the payments or benefits set forth in the Transitional Agreement and described above.

Mr. Ballard has agreed that following his termination of employment with Glu and until January 1, 2010, and upon reasonable notice, he will provide such information and assistance to Glu as it reasonably requests. Following January 1, 2010, and upon reasonable notice, Mr. Ballard has agreed to provide such information and assistance to Glu as it reasonably requests in connection with any audit, governmental investigation or litigation in which it or any of its subsidiaries is or may become a party related to the period of Mr. Ballard’s service with Glu. If Mr. Ballard fails to provide such information and assistance, then Glu will no longer have any obligation to continue making the payments to Mr. Ballard that are described above following the date it provides notice of such failure (to the extent then unpaid), unless such failure is promptly cured to the reasonable satisfaction of Glu.

Mr. Ballard has also agreed that for a period of 12 months following the termination of his employment with Glu, he may not directly or indirectly solicit, induce, recruit or encourage any of Glu’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit or encourage or take away employees of Glu, either for himself or any other person or entity. In addition, Mr. Ballard agreed to not interfere with Glu’s relationship with any of its employees, service providers, customers or clients or those of Glu’s subsidiaries and affiliates.

The foregoing description of the Transitional Agreement is qualified in its entirety by the Transitional Agreement, a copy of which has been filed as Exhibit 99.01 to this report.

Item 2.02 Results of Operations and Financial Condition.

On July 8, 2009, Glu announced that, based on preliminary financial data for the second quarter of 2009, Glu expects its final financial results for the second quarter to be consistent with the guidance that it previously provided on May 6, 2009. A copy of the press release containing this announcement, as well as information regarding the transition of the Chief Executive Officer position and the appointment of co-chairmen of Glu’s board of directors, as discussed in further detail in Item 5.02 below, is attached as Exhibit 99.02 to this Current Report on Form 8-K.

The information in this Item 2.02, including Exhibit 99.02 to this report, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the accompanying Exhibit 99.02 shall not be incorporated by reference into any registration statement or other document filed by Glu with the SEC, whether made before or after the date of this report, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

TRANSITION OF CHIEF EXECUTIVE OFFICER

As described in Item 1.01 above, on July 8, 2009, Glu announced that Greg Ballard, Glu’s President and Chief Executive Officer, had indicated his intention to transition his role with Glu.

RETENTION ARRANGEMENTS WITH CERTAIN EXECUTIVE OFFICERS

On July 6, 2009, Glu’s board of directors approved retention arrangements for Jill S. Braff, Glu’s Senior Vice President of Global Publishing, Alessandro Galvagni, Glu’s Senior Vice President of Global Product Development and Chief Technology Officer, and Eric R. Ludwig, Glu’s Senior Vice President and Chief Financial Officer. Pursuant to the retention arrangements, in the event that the employment with Glu of Ms. Braff, Mr. Galvagni or Mr. Ludwig is terminated by Glu without Cause or as the result of an Involuntary Termination (such terms as defined in those certain Change of Control Severance Agreements, each dated as of October 10, 2008, by and between Glu and each of Ms. Braff, Mr. Galvagni and Mr. Ludwig (the "Executive COC Agreements")) prior to June 30, 2010, the terminated executive would receive an amount equal to six months of his or her annualized base salary plus 50% of what his or her bonus would have been for the year in which he or she is terminated once such bonus amount is determined subsequent to the end of such year. With respect to the bonus payment described in the preceding sentence, in the event such termination occurs after December 31, 2009 but prior to Glu’s payment of bonuses earned for 2009 performance, the terminated executive would receive his or her full 2009 bonus plus 50% of what his or her bonus would have been for 2010 once such bonus amount is determined.

In the event that Glu is subject to a Change of Control (as defined in the Executive COC Agreements) prior to June 30, 2010, each of Ms. Braff, Mr. Galvagni and Mr. Ludwig will be entitled to the severance benefits set forth in his or her Executive COC Agreement rather than the payments described in the preceding paragraph.

The Board also granted each of Ms. Braff, Mr. Galvagni and Mr. Ludwig an option to purchase 60,000 shares of Glu’s common stock, with 50% of the shares subject to the option vesting on the date that a new Chief Executive Officer joins Glu (the "Start Date") and the remaining 50% of the underlying shares vesting on the six-month anniversary of the Start Date.

ELECTION AND COMPENSATION ARRANGEMENTS OF CO-CHAIRMEN OF THE BOARD

On July 6, 2009, Glu’s board of directors elected Daniel L. Skaff and William J. Miller as co-chairmen of Glu’s board of directors. The co-chairmen will serve for a term running through Glu’s next annual meeting of stockholders, provided that Messrs. Skaff’s and Miller’s tenure as co-chairmen will automatically terminate one month after the Start Date (and Mr. Skaff will revert to the position of lead independent director), unless otherwise determined by the board of directors. As co-chairmen, Mr. Skaff and Mr. Miller will each receive cash compensation of $30,000 and an option to purchase 30,000 shares of Glu’s common stock, with such cash compensation accruing and option vesting beginning effective as of July 1, 2009, apportioned over the balance of the term (assuming Glu’s next annual meeting will be held in May 2010). The cash compensation will be earned on a monthly basis and the option award will vest on a monthly basis for as long as Mr. Skaff and Mr. Miller serve as co-chairmen of Glu’s board of directors. The compensation arrangements for the co-chairmen described above is in addition to the compensation that Mr. Skaff and Mr. Miller also receive as members of Glu’s board generally and for their service as board committee members. In addition, in connection with his election as co-chairman of Glu’s board of directors, Mr. Skaff is no longer the lead independent director and will not receive the additional compensation that was associated with such position until he returns to such role.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description
99.01 Transitional Employment Agreement, dated as of July 8, by and between Glu Mobile Inc. and Greg Ballard.
99.02 Press Release issued by Glu Mobile Inc., dated July 8, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

July 8, 2009	By:	/s/ Eric R. Ludwig

Name: Eric R. Ludwig
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.01	Transitional Employment Agreement, dated as of July 8, 2009, by and between Glu Mobile Inc. and L. Gregory Ballard
99.02	Press Release issued by Glu Mobile Inc., dated July 8, 2009